Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Great Elm Capital Group, Inc. of our report dated November 21, 2018 relating to the consolidated financial statements of Valley Health Care Holdings, LLC as of and for the year ended December 31, 2017 appearing in the Current Report on Form 8-K/A of Great Elm Capital Group, Inc. filed with the U.S. Securities and Exchange Commission on November 21, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Integrated Accounting Services LLC

Phoenix, AZ

December 21, 2018